QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
JCC Holding Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement no.:
	(3)	Filing Party:
	(4)	Date Filed:

JCC HOLDING COMPANY
SUPPLEMENT TO THE PROXY STATEMENT DATED NOVEMBER 12, 2002

        You recently received a proxy statement dated November 12, 2002 in connection with the solicitation of proxies by the Board of Directors of JCC to be voted at the special meeting of stockholders to be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana 71030 on Monday, December 9, 2002, at 10:00 a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of July 30, 2002, by and among Harrah's Operating Company, Inc. ("Harrah's Operating Company"), Satchmo Acquisition, Inc. ("Satchmo"), and JCC, and to approve the merger contemplated by the merger agreement. Under the merger agreement, Satchmo will be merged with and into JCC, and JCC will become a wholly-owned subsidiary of Harrah's Operating Company; and

  2.
  To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

        This proxy supplement should be read in conjunction with the proxy statement and is being provided to you to inform you of recent developments since the date of the proxy statement. If you need another copy of the proxy statement, you may call (800) 818-0721 to request that a copy be mailed to you. Whether or not you plan to attend the special meeting and whether or not you have already submitted a proxy card, please carefully read the contents of this proxy supplement.

        This proxy supplement is dated December 2, 2002 and is first being mailed to JCC stockholders on or about December 2, 2002.

FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002

        On November 14, 2002, JCC filed with the Securities and Exchange Commission its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002. The quarterly report contains financial and other information relating to JCC, including JCC's financial results of operations for the three-and nine-months periods ended September 30, 2002. A copy of the quarterly report is attached to this supplement as Appendix A.

APPROVAL OF THE LOUISIANA GAMING CONTROL BOARD

        On November 19, 2002, the Louisiana Gaming Control Board held a meeting and approved the proposed merger of Satchmo with and into JCC, pursuant to which JCC will become a wholly-owned subsidiary of Harrah's Operating Company. The approval of the merger by the Louisiana Gaming Control Board was a condition to the closing of the proposed merger. The completion of the merger is also subject to additional closing conditions described in the proxy statement. The merger is expected to be completed as soon as possible following the special meeting of stockholders.

By Order of the Board of Directors,
Camille Fowler Vice President—Finance, Treasurer and Secretary
New Orleans, Louisiana December 2, 2002

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended SEPTEMBER 30, 2002
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 0-33007

JCC HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	62-1650470 (IRS employer identification number)
One Canal Place 365 Canal Street, Suite 900 New Orleans, Louisiana, 70130 (Address of principal executive offices)
Registrant's telephone number (504) 533-6000

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒    No ☐

        Indicate the number of shares outstanding of the issuer's common stock, as of the latest practicable date.

        The number of shares of the registrant's common stock outstanding at November 8, 2002 was 12,388,050.

JCC HOLDING COMPANY AND SUBSIDIARIES
SEPTEMBER 30, 2002

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This Quarterly Report on Form 10-Q includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including in particular the statements about (1) our pending potential merger transaction with an affiliate of Harrah's Entertainment, Inc., (2) our plans, objectives, expectations and prospects, (3) the development of non-gaming entertainment space on the second floor of the casino in New Orleans, Louisiana and plans for various adjacent properties and (4) the development and implementation of a plan for expanded buffet and dining facilities and other amenities for our patrons to the extent now permitted by applicable restrictions. In particular, such statements appear under the heading "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in this document. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions identify forward-looking statements. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by such forward-looking statements are reasonable, such statements involve uncertainties and risks, and we cannot assure you that such plans, objectives, expectations and prospects will be achieved. Important factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements include such matters as:

  •
  Potential delays in closing our pending merger transaction with an affiliate of Harrah's Entertainment, Inc. due to regulatory or other matters;

  •
  our ability to achieve sufficient revenues to meet our reduced but continuing obligations to the State of Louisiana, the City of New Orleans and our various other creditors, including, in particular, our minimum required annual payment to the State of Louisiana in the amount of the greater of (i) $60 million beginning April 1, 2002 and continuing for each casino operating contract fiscal year thereafter during the term of the casino operating contract or (ii) the sum of a sliding scale of gross gaming revenues that begins at 21.5% for gross gaming revenues up to $500 million and escalates to a high of 29% for revenues in excess of $900 million;

  •
  our ability to continue to compete successfully with riverboat gaming operations in our market area, which are permitted to remain dockside without the requirement of periodically traveling offshore, and with casinos on the Gulf Coast with onsite hotels; and

  •
  our ability to develop a sufficiently effective marketing plan to succeed in operating in a weakened national economy, a weakened convention and leisure travel market and an increasingly competitive local and regional gaming marketplace in which we also compete with other entertainment alternatives.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND DECEMBER 31, 2001

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents (includes restricted cash of $4,373 and $3,253, respectively)	$60,278	$41,702
Accounts receivable, net of allowance for doubtful accounts of $4,611 and $4,022, respectively	3,279	3,414
Inventories	509	639
Prepaids and other assets	2,152	2,162
Property available for sale	6,500	—

Total current assets	72,718	47,917

Property and Equipment:
Buildings on leased land	129,027	129,027
Furniture, fixtures and equipment	31,712	28,406
Property held for development	1,519	10,708
Leasehold improvements	284	284
Construction in progress	—	309

Total	162,542	168,734
Less—accumulated depreciation	(42,689)	(35,253)

Net property and equipment	119,853	133,481

Other Assets:
Deferred operating contract cost, net of accumulated amortization of $5,164 and $4,351, respectively	23,641	24,454
Lease prepayment, net of accumulated amortization of $1,284 and $1,082, respectively	5,844	6,046
Deferred charges and other, net of accumulated amortization of $2,901 and $2,320, respectively	10,635	11,225

Total other assets	40,120	41,725

Total Assets	$232,691	$223,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable—trade	$811	$2,196
Accrued expenses	15,999	17,231
Due to affiliates	7,132	4,591
Preconfirmation contingencies	879	900
Other	2,103	2,036

Total current liabilities	26,924	26,954

Long-term debt, net of discount (including debt to affiliates of $83,611 and $43,824, respectively)	108,333	105,676
Due to affiliates	2,050	2,050
Other long-term liabilities	403	428
Commitments and Contingencies
Stockholders' Equity:
Common stock:
Common stock (40,000 shares authorized; 12,388 shares issued and outstanding; par value $.01 per share)	124	124
Additional paid-in capital	413,401	413,150
Accumulated deficit	(318,544)	(325,259)

Total stockholders' equity	94,981	88,015

Total Liabilities and Stockholders' Equity	$232,691	$223,123

See Notes to Unaudited Condensed Consolidated Financial Statements.

JCC HOLDING COMPANY AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	2002	2001	2002	2001
Revenues:
Casino	$66,150	$60,816	$204,441	$182,271
Food and beverage	6,847	5,819	19,344	16,180
Retail, parking and other	3,209	2,708	9,279	8,306
Less—casino promotional allowances	(9,652)	(9,445)	(27,785)	(29,791)

Total net revenues	66,554	59,898	205,279	176,966

Operating Expenses:
Direct:
Casino	33,721	32,214	100,395	111,388
Food and beverage	4,253	3,936	12,329	11,416
Retail, parking and other	1,454	1,360	4,270	4,484
General and administrative	20,063	18,598	62,978	58,409
Depreciation and amortization	3,037	3,169	9,152	8,822
Provision for asset impairment	—	—	2,689	—

Total operating expenses	62,528	59,277	191,813	194,519

Operating Income (Loss)	4,026	621	13,466	(17,553)

Reorganization Expenses	—	—	—	(101,029)
Other Income (Expense):
Interest expense, net of capitalized interest	(2,166)	(2,632)	(6,486)	(6,183)
Interest and other income	176	137	397	403

Total other income (expense)	(1,990)	(2,495)	(6,089)	(5,780)

Income Before Income Taxes	2,036	(1,874)	7,377	(124,362)
Provision for Income Taxes	662	—	662	—

Income (Loss) Before Extraordinary Item	1,374	(1,874)	6,715	(124,362)

Extraordinary Gain on Early Extinguishment of Debt	—	—	—	213,448

Net Income (Loss)	$1,374	$(1,874)	$6,715	$89,086

Basic Per Share Data:
Income (Loss) Before Extraordinary Item	$0.11	$(0.15)	$0.54	$(10.04)
Extraordinary Gain on Early Extinguishment of Debt	—	—	—	17.23

Net Income (Loss)	$0.11	$(0.15)	$0.54	$7.19

Diluted Per Share Data:
Income (Loss) Before Extraordinary Item	$0.11	$(0.15)	$0.53	$(10.04)
Extraordinary Gain on Early Extinguishment of Debt	—	—	—	17.23

Net Income (Loss)	$0.11	$(0.15)	$0.53	$7.19

Weighted Average Shares Outstanding	12,387,829	12,386,200	12,386,749	12,386,200
Dilutive Effect of Stock Options	534,518	—	276,902	—

Weighted Average Common and Common Equivalent Shares Outstanding	12,922,347	12,386,200	12,663,651	12,386,200

See Notes to Unaudited Condensed Consolidated Financial Statements.

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

(UNAUDITED)

(IN THOUSANDS)

	2002	2001
Cash Flows From Operating Activities:
Net income	$6,715	$89,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,033	8,822
Amortization of note discount	1,905	91,431
Deferred rent	(24)	288
Provision for bad debts	845	1,901
Provision for asset impairment	2,689	—
Amortization of unearned compensation	245	—
Extraordinary gain on early extinguishment of debt	—	(213,448)
Changes in operating assets and liabilities:
Accounts receivable	(710)	1,236
Inventories	130	69
Prepaids and other assets	10	1,789
Accounts payable—trade	(1,385)	584
Accrued interest	751	2,066
Accrued expenses	(1,232)	4,735
Preconfirmation contingencies	(21)	(38)
Due to affiliates	2,541	13,911
Other current liabilities	67	(193)
Payment of liabilities subject to compromise due to reorganization activities:
Reorganization costs, excluding amortization of note discount of $90,314 in 2001	—	10,715
Payment of reorganization costs	—	(9,824)

Net cash flows provided by operating activities	21,559	3,130

Cash Flows From Investing Activities:
Capital expenditures	(2,989)	(2,445)
Change in deferred charges and other assets	—	(371)

Net cash flows used in investing activities	(2,989)	(2,816)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	6	—
Net proceeds from notes payable—affiliate	—	5,745

Net cash flows provided by financing activities	6	5,745

Net increase in cash and cash equivalents	18,576	6,059
Cash and cash equivalents, beginning of period	41,702	26,626

Cash and cash equivalents, end of period	$60,278	$32,685

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$3,748	$1,508
Noncash investing and financing activities:
Increase in long-term debt for payment-in-kind interest payments	$751	$1,191
Capitalized Interest	—	$2

See Notes to Unaudited Condensed Consolidated Financial Statements.

JCC HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. ORGANIZATION, BASIS OF PRESENTATION AND BANKRUPTCY IN JANUARY 2001

        Defined terms used herein that are not specifically defined in this report have the meanings given to them in our Annual Report on Form 10-K filed previously with the Securities and Exchange Commission.

        ORGANIZATION.    JCC Holding Company was incorporated under Delaware law on August 20, 1996. We are a casino and entertainment development company, and conduct business through our wholly-owned subsidiaries, Jazz Casino Company, L.L.C., JCC Development Company, L.L.C., JCC Canal Development, L.L.C., and JCC Fulton Development, L.L.C., all Louisiana limited liability companies. We began business operations in October 1998, when we assumed the business operations formerly owned by Harrah's Jazz Company, a general partnership, and its subsidiary, Harrah's Jazz Finance Corp., which filed for relief under the United States Bankruptcy Code on November 22, 1995. Except as otherwise noted, for purposes of this report, references to the words "we", "us", and "our" refer to JCC Holding Company together with each of our subsidiaries.

        Our purpose is to operate an exclusive land-based casino entertainment facility (the "Casino") in New Orleans, Louisiana. Our Casino commenced operations on October 28, 1999. We also plan to develop approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the Casino and sell or develop various adjacent properties for entertainment uses supporting the Casino. On October 15, 2001 we sold the parcel of land across from the Casino located at 3 Canal Place to CP3 Associates, LLC. The sale netted approximately $6 million in cash. We plan to use the proceeds from this sale for development needs on the second floor, subject to any limitations imposed by our financing documents. These funds, however, are not sufficient to complete development of the second floor, and we have not obtained sufficient financing to fully fund these developments.

        BASIS OF PRESENTATION.    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q, and therefore do not include all information and notes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States of America. The results for the periods indicated are unaudited, but reflect all adjustments (consisting primarily of normal recurring accruals and reclassifying previously reported amounts to conform to current classifications) which management considers necessary for a fair presentation of operating results for the interim periods presented. However, the results of operations for the interim periods presented should not be used as a basis for estimating results of operations for a full year. These condensed consolidated financial statements and related notes should be read in conjunction with the financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2001.

        We were in bankruptcy proceedings from January 4, 2001 until March 29, 2001, the effective date of consummation of our plan of reorganization. Accordingly, for a portion of the nine-month period ended September 30, 2001, we were debtors-in-possession.

        BANKRUPTCY IN JANUARY 2001.    On January 4, 2001, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to allow restructuring of our obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities, and trade and other obligations. The filing was made in the United States Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court"). After the filing of the petition, we continued to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders until our plan of reorganization was consummated.

        Our plan of reorganization, which was approved by the Bankruptcy Court on March 19, 2001 and was consummated on March 29, 2001, resulted in, among other things, elimination of our then existing common stock and debt securities and the issuance of new common stock and debt securities to certain creditors. The accounting consequences of our bankruptcy proceeding are reflected in the financial statements as of the effective date of our reorganization. The income statement during the first quarter of 2001 includes only five days of interest expense on our old long-term debt and other obligations, except for debtors-in-possession loans made during the bankruptcy proceeding upon which interest accrued through March 29, 2001, the effective date of our reorganization. The interest charges incurred contractually during the first quarter 2001, but not recorded as a result of our bankruptcy proceeding, totaled $15.6 million. The cancellation of non-affiliate debt and related accrued interest resulted in an extraordinary gain as of the effective date. During the first quarter of 2001, we recorded an extraordinary gain on the early extinguishment of our debt of $213.4 million. This gain arises from the discharge of $317.0 million of outstanding principal and interest due to non-affiliates under our senior subordinated notes with contingent payments due 2009, bank term loans, and convertible junior subordinated debentures, in exchange for new debt and equity securities with a fair value of $103.6 million. In addition, the cancellation of affiliate debt and other obligations resulted in an increase of $304.8 million to additional paid-in capital as of the effective date of our reorganization. We did not meet the requirements to utilize fresh start reporting. Therefore, in accordance with Statement of Position 90-7: "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," our liabilities compromised by the confirmed plan of reorganization have been stated at the present value of the amounts to be paid, reorganization expenses have been separately disclosed and the forgiveness of debt has been reported as an adjustment to additional paid-in capital and an extraordinary item in the condensed consolidated financial statements.

        Our plan of reorganization took into account the reduction of our annual minimum payment obligations to the Louisiana Gaming Control Board to the greater of 21.5% of gross gaming revenue or a minimum payment of $50 million commencing April 1, 2001, through March 31, 2002, and $60 million each fiscal year thereafter (see Note 6). Under the plan, Harrah's Entertainment, Inc. ("Harrah's Entertainment" or "HET") and Harrah's Operating Company, Inc. ("Harrah's Operating Company" or "HOCI") (collectively "Harrah's") provided a minimum payment guaranty to the Louisiana Gaming Control Board, which secures Jazz Casino Company, L.L.C.'s ("Jazz Casino") annual minimum payment obligation to the Louisiana Gaming Control Board for an initial four year period through March 31, 2005, pursuant to an agreement among Harrah's Entertainment and Harrah's Operating Company and our subsidiary Jazz Casino (the "new HET/JCC Agreement") (see Note 5). On October 29, 2002, Harrah's elected to provide the guaranty for the twelve month period from April 1, 2005 through March 31, 2006, in accordance with the terms of this agreement.

        In addition, as of the effective date of our reorganization, certain restrictions previously imposed by the State of Louisiana through our casino operating contract on food and restaurant facilities, service, lodging and the sale of products not directly related to gaming operations have been modified to be less restrictive.

        Our plan of reorganization also took into account a reduction of at least $5 million in payments, taxes, administrative and operational costs and/or other expenses required annually under the ground lease with the City of New Orleans and the Rivergate Development Corporation or resulting from obligations imposed or created by the ground lease, whether paid to the City, the Rivergate Development Corporation or others. We worked with the Special Development Projects Committee to develop a list of lease modifications and other items that we could agree upon, and on January 17, 2002, the City Council approved an ordinance and lease amendments that delineate these changes as outlined below. Each item agreed upon either reduces payments required under the amended ground lease, or lifts some operating restriction that we believe will result in improved operating performance by providing cost savings other than the lease payments or by providing additional revenue opportunities. The following is a summary of the material items agreed upon:

  •
  Jazz Casino was granted an annual credit of $2.1 million in property tax reduction;

  •
  A small lot on the corner of Fulton and Poydras Streets, which was previously conveyed by Jazz Casino's predecessors to the City of New Orleans, will be returned to Jazz Casino either in fee title, if the law allows, or pursuant to a ninety-nine year lease, independent of the amended ground lease;

  •
  A lease amendment that commits the City to support, assist and cooperate with the development of a hotel on the Fulton Street Property;

  •
  A City commitment to support, assist and cooperate with our efforts to obtain approvals and permits for all future development. The agreement places time limits on Rivergate Development Corporation review and approval when such is necessary for City permitting;

  •
  Jazz Casino gained permission to own and operate two courtesy cars and one courtesy van;

  •
  The language of the amended ground lease was conformed to reflect the recent changes in Louisiana law with respect to food services, hotel development and providing complimentary services;

  •
  A number of significant adjustments to the reporting, record keeping and other administrative requirements of the Open Access Plans and Program, designed to facilitate participation by minorities, women and disadvantaged persons and business enterprises in developing, constructing and operating the Casino, which will result in cost savings and reduction of exposure for defaults under that plan;

  •
  The City has agreed to a reduction in the number of parking spaces required to be dedicated to Casino use. As a result, up to 275 spaces may be rented by Jazz Casino to third parties under parking contracts, which will provide additional revenue to us; and

  •
  Mutual waivers of any defaults that any parties can allege up to the effective date of the amendments and a requirement of the dismissal of all legal proceedings filed by any of the waiving parties as a result of the $5 million reduction issue.

        On January 28, 2002, the Mayor of New Orleans signed the ordinance effecting the above changes and on February 7, 2002, the lease amendment was signed by all parties. The parking changes resulted from subsequent action by the City Planning Commission and the City Council.

        On the effective date of our plan of reorganization, our outstanding common stock consisted of 12,386,200 shares of new common stock. Under the plan of reorganization, in consideration of various waivers, extinguishments of claims and other consideration, Harrah's Entertainment received 6,069,238 shares (49%) of our new common stock. Holders of claims arising under tranche B-1 of the bank credit facilities received 1,734,068 shares (14%) of our new common stock; and holders of claims arising under our senior subordinated notes received 4,582,894 shares (37%) of our new common stock. On May 17, 2002, Harrah's Entertainment purchased an additional 2,000 shares in an open market transaction, and on June 7, 2002, Harrah's Entertainment announced that it had purchased the shares previously issued to holders of claims under tranche B-1 of the bank credit facilities, bringing its total holdings to 7,805,306 shares (63%) of our new common stock. On July 30, 2002, we entered into a merger agreement under which a Harrah's affiliate will acquire the remaining shares that Harrah's does not already own (the "Merger") (see Note 2).

        In addition, on the effective date of our reorganization, we issued new term notes, the Senior Notes due 2008 (the "Senior Notes"), in the aggregate amount of $124.5 million (face value), which will mature seven years from their issuance and bear interest at the London Interbank Offered Rate ("LIBOR") plus 275 basis points (see Note 4). The holders of claims arising under tranches A-1, A-3 and B-1 of the bank credit facilities received $55.0 million in Senior Notes; Harrah's Entertainment and its affiliates, as holders of claims arising under the HET/JCC Agreement and tranche A-2 of the bank credit facilities received $51.6 million in Senior Notes; and holders of claims arising under the senior subordinated notes received $17.9 million in Senior Notes. All holders of casino operation related unsecured claims were paid, in cash, the full amount of their claims. On June 7, 2002, Harrah's Entertainment announced that it had purchased the term notes originally issued to holders of claims arising under tranches A-3 and B-1, bringing its ownership interest in the face amount of term notes to $99.1 million as of September 30, 2002.

        We have up to $35 million available for working capital purposes under a revolving line of credit provided by Harrah's Entertainment (see Note 3).

        Our manager, Harrah's New Orleans Management Company, continues to manage the Casino pursuant to our management agreement, which was amended in connection with our bankruptcy plan of reorganization. The amount of the management fee previously paid to the manager was adjusted under the amended management agreement, and certain fees charged to the Casino by the manager and its affiliates were eliminated (see Note 5).

        PROVISION FOR ASSET IMPAIRMENT.    On April 23, 2002, Fulton Development entered into an agreement to sell the Fulton Street Property to a hotel developer for $6.5 million. The agreement was subject to a ninety-day due diligence period. On June 27, 2002, Fulton Development cancelled the sale agreement due to certain conditions and terms of the sale contract not being satisfied. During the first quarter of 2002 in connection with this conditional sale, we recorded a provision for asset impairment of $2.7 million to reduce the book value of the Fulton Street Property to its estimated fair value less selling costs.

        REORGANIZATION ITEMS.    During the nine months ended September 30, 2001, we incurred reorganization expenses of $101 million. These expenses include a $90.3 million charge to reflect the write off of the unamortized balance of the discount of the senior subordinated notes, which were cancelled as a result of our plan of reorganization to record the amount of the allowed claim. The remaining expenses consisted primarily of consulting and legal fees and costs associated with retention bonuses.

        NET INCOME (LOSS) PER SHARE.    In accordance with the provisions of SFAS No. 128, "Earnings Per Share," we compute our basic earnings per share by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares outstanding during the period. Our diluted earnings per common share is computed by dividing the net income (loss)

attributable to common stockholders by the weighted average number of shares and dilutive common stock equivalent shares outstanding during the period. Common stock equivalent shares consist of shares issuable upon exercise of outstanding stock options for which market price exceeds exercise price, excluding any "in-the-money" stock options with antidilutive effect. For the three and nine months ended September 30, 2002, common stock equivalents consisted of stock options outstanding of 534,518 and 276,902, respectively. During the three and nine months ended September 30, 2001, no common stock equivalents are included in net income (loss) per share as they were antidilutive.

        STOCK-BASED COMPENSATION.    In 1999, we adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. We continue to account for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

        Pursuant to certain executives' employment agreements, on March 4, 2002 and March 7, 2002, we granted 498,550 options and 120,512 options, respectively, to purchase shares of common stock at an exercise price of $2.00 per share. We recorded compensation expense of $245,150 during the first quarter to account for the intrinsic value of these stock option grants. On May 31, 2002, we granted 430,500 options to purchase shares of common stock at an exercise price of $5.05. We recorded no compensation expense during the second quarter as these stock options were issued at fair market value on the day of the grant. All of these stock options are the subject of litigation, as described further in Note 7. However, on July 30, 2002, we entered into a merger agreement under which a Harrah's affiliate will acquire the remaining shares of our common stock that Harrah's does not already own. We anticipate the litigation regarding the stock options will be dismissed in connection with the closing of the Merger, which event would result in changes to the terms of these stock grants. For further discussion on the Merger, see Note 2.

        On July 1, 2002, pursuant to the terms of our Long Term Incentive Plan, we granted options to purchase 53,550 shares of common stock at an exercise price of $8.00 per share. We recorded no related compensation expense during the third quarter as these stock options were issued at fair market value on the day of the grant.

        RECENTLY ISSUED PRONOUNCEMENTS: In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which eliminates the treatment of an extinguishment of debt as extraordinary unless the extinguishment meets the requirement of an extraordinary item outlined in APB 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 145 also requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for under the sale-leaseback provisions of FASB Statement No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Leases", or paragraphs 2 and 3 of FASB Statement No. 28, "Accounting for Sales with Leasebacks, as applicable." Upon adoption, any gain or loss on extinguishment of debt previously classified as extraordinary that does not meet the requirements of APB 30 should be reclassified. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Management does not believe the impact of any required changes on our financial statements will be material.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to exit or disposal plan. Statement No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not believe the impact of any required changes on our financial statements will be material.

        RECLASSIFICATIONS.    Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

NOTE 2. PROPOSED MERGER

        On July 30, 2002, we entered into a merger agreement under which a Harrah's affiliate will acquire the remaining shares of our common stock that Harrah's does not already own. Harrah's currently holds approximately 63 percent of our outstanding common stock. Under the terms of the merger agreement, which was unanimously approved by our full board of directors, Harrah's has agreed to pay $10.54 per share for the remaining JCC stock. It is anticipated that litigation described in Note 7 between Harrah's and JCC will be dismissed in connection with closing of the transaction. Also, under the terms of the merger agreement, certain officers of JCC agreed to enter into separation agreements with JCC which could result in changes to the number and terms of certain outstanding options previously issued as compensation. The Merger is subject to the approval of our shareholders, as well as gaming regulatory approvals and other customary conditions. The Merger is expected to be completed as soon as possible following the Special Meeting of Shareholders which is scheduled for December 9, 2002. In connection with the proposed Merger, we filed a proxy statement with the Securities and Exchange Commission on or about November 13, 2002, which may be accessed through the website maintained by the Securities and Exchange Commission at the following address: http://www.sec.gov. The proxy statement has been mailed to holders of JCC Holding Company stock and contains important information about JCC Holding Company, Harrah's Entertainment and its applicable affiliates and the proposed Merger, risks relating to the Merger and related matters. We urge all of our stockholders to read the proxy statement.

NOTE 3. SHORT-TERM BORROWINGS

        Our revolving credit facility, provided on the effective date of our reorganization by Harrah's Entertainment and its affiliates, provides Jazz Casino with up to $35 million of available credit to meet working capital requirements, including up to $10 million of availability for letters of credit. The new revolving credit facility bears interest at a rate of LIBOR plus 3.00% per annum and will mature in 2006. The credit facility is secured by substantially all of our assets (except the casino operating contract with the State of Louisiana, our Casino bankroll and the gross revenue share payments due to the Louisiana Gaming Control Board). The credit facility is also secured on a second lien priority basis, junior only to a lien securing our obligations under the new HET/JCC Agreement (see Note 5). We are also subject to numerous debt covenants under the revolving credit facility, including restrictions on, among other things, certain payments, transactions with affiliates, dividend payments, liens, incurrence of additional indebtedness, asset sales, mergers and consolidations, payment of certain indebtedness, capital expenditures, and investments or loans. As of November 8, 2002, there were no outstanding borrowings under this facility, although outstanding letters of credit totaling $700,000 have been issued under this revolving credit facility.

NOTE 4. LONG-TERM DEBT

        On the effective date of our reorganization, our then existing long-term debt was cancelled. The Senior Notes were issued in the aggregate principal (face) amount of $124.5 million that will mature seven years after the effective date (see Note 1). The Senior Notes bear interest at LIBOR plus 2.75% per annum payable quarterly. As of the effective date, we considered the variable interest rate on the Senior Notes to be lower than prevailing interest rates for debt with similar terms and credit ratings. In accordance with Statement of Position 90-7, the Senior Notes were valued based on discounting concepts to approximate their fair value of $100.9 million (12.5% discount rate). In the first year, one half of the interest payments on the Senior Notes may be paid in kind and added to the principal at our option. As of November 8, 2002, we have paid $6.8 million in cash interest and paid $3.8 million in interest in kind by issuing additional Senior Notes. Principal payments on the Senior Notes are amortized as follows: zero in the first year; 50% of free cash flow (as defined in the Senior Note agreement) in the second through fourth years; and $6 million annually in the fifth through seventh years, with all remaining unpaid principal payable at maturity. For the period April 1 through September 30, 2002, free cash flow (as defined in the Senior Note agreement) was $9.2 million. Accordingly, on November 15, 2002, we are required to make a principal payment on these notes in the amount of $4.6 million, or 50% of the free cash flow. We are also subject to numerous debt covenants under the Senior Note agreement, including restrictions on, among other things, certain payments, transactions with affiliates, dividend payments, liens, incurrence of additional indebtedness, asset sales, mergers and consolidations, payment of certain indebtedness, capital expenditures, and investments or loans. Further, effective March 29, 2001, each of JCC Development, Canal Development and Fulton Development issued guarantees with respect to the Senior Notes. Once the proposed merger is completed, our debt will remain an obligation of JCC Holding Company and its subsidiaries.

NOTE 5. RELATED PARTY TRANSACTIONS

        AMENDED MANAGEMENT AGREEMENT.    The Casino's operations are managed by Harrah's New Orleans Management Company pursuant to our amended management agreement. Harrah's New Orleans Management Company is an indirect wholly owned subsidiary of Harrah's Entertainment, which has a majority ownership interest in us and representation on our board of directors. We have also contracted with Harrah's Operating Company to perform various administrative services pursuant to this management agreement. Administrative services to be provided under this agreement include accounting, computer processing, risk management, marketing and administration of certain human resource matters.

        On the effective date of our plan of reorganization, all fees then due under our management agreement were waived and we entered into the amended management agreement. Under the amended management agreement, the manager will continue to be responsible for and have authority over, among other things:

  •
  hiring, supervising and establishing labor policies with respect to employees working in the Casino;

  •
  gaming and entertainment policies and operations including security and internal control procedures;

  •
  advertising, marketing and promoting the Casino;

  •
  providing Casino-level accounting and budgeting services;

  •
  maintaining, renovating and improving the Casino;

  •
  performing certain system services generally performed at casinos owned or managed by Harrah's Entertainment or its affiliates; and

  •
  performing certain other functions identified by Jazz Casino and agreed to by the manager.

        In addition, the manager and Harrah's Operating Company shall continue to provide the administrative services formerly provided by Harrah's Operating Company under the administrative services agreement, which was terminated on the effective date, at no additional cost (other than for insurance and risk management services). Under our amended management agreement, as consideration for managing the Casino, the manager is entitled to receive a management fee equal to thirty percent of earnings before interest, income taxes, depreciation, amortization and management fees ("EBITDAM"). Under the amended management agreement, Jazz Casino shall continue to reimburse Harrah's Entertainment for the cost of property level executive salaries and benefits and shall continue to reimburse Harrah's Entertainment for insurance related to the Casino. Neither the manager or any of its affiliates shall be entitled to receive fees for services formerly provided under the administrative services agreement. These services must now be provided at no additional cost (see Note 1).

        Our manager continues to manage the Casino pursuant to our management agreement, which was amended in connection with our bankruptcy plan of reorganization. Under our amended management agreement, we have the right to terminate the management agreement if the Casino fails to achieve earnings before interest, income taxes, depreciation, amortization and management fees, adjusted for certain state and city costs and corporate overhead costs ("Adjusted EBITDAM"), of not less than 85% of the specified target Adjusted EBITDAM for the twelve months ended March 31, 2002, 84% of the specified target Adjusted EBITDAM for the twelve months ending March 31, 2003, and 83% of the specified target Adjusted EBITDAM for the twelve months ending March 31, 2004 and thereafter. The targets of Adjusted EBITDAM for these first three fiscal periods, as specified in the management agreement, are $115.2 million, $127.4 million, and $134.8 million, respectively. For the twelve months ended March 31, 2002, actual results produced $116.3 million in adjusted EBITDAM. For the twelve months ended March 31, 2003, the target Adjusted EBITDAM is 84% of $127.4 million, or $107 million. Actual results for the six month period ended September 30, 2002 produced $70 million in Adjusted EBITDAM.

        NEW HET/JCC AGREEMENT. On the effective date, our minimum payment loan along with the guaranty fees and related interest charges were cancelled and Harrah's Entertainment and Harrah's Operating Company received Senior Notes and new common stock in the amount of $30.6 million (face value) and approximately 3.1 million shares, respectively. In addition, Jazz Casino entered into the new HET/JCC Agreement pursuant to which Harrah's Entertainment agreed to provide a minimum payment guaranty to the Louisiana Gaming Control Board for an initial four-year period through March 31, 2005, as required by the casino operating contract. The initial minimum payment guaranty has been provided by Harrah's Entertainment, and guarantees the following amounts payable to the Louisiana Gaming Control Board:

  •
  $50 million in the period April 1, 2001 to March 31, 2002;

  •
  $60 million in the period April 1, 2002 to March 31, 2003;

  •
  $60 million in the period April 1, 2003 to March 31, 2004; and

  •
  $60 million in the period April 1, 2004 to March 31, 2005.

        Harrah's Entertainment and Harrah's Operating Company will receive a fee for this guaranty in the amount of two percent of the average amount at risk for the entire remaining guaranty period, calculated on an annual basis. The guaranty fee of $4.1 million for the period through March 31, 2002 was accrued and is payable in four equal installments due on March 31, 2002, March 31, 2003, March 31, 2004, and March 31, 2005, provided that any then unpaid installments of the deferred guaranty fee for the period through March 31, 2002 shall be due and payable in full upon any termination of the amended management agreement. For any periods after March 31, 2002, the guaranty fee for each fiscal year shall be due in four equal installments on June 30, September 30, December 31 and March 31 of the corresponding fiscal year. As of November 8, 2002, $1 million had been paid to Harrah's Entertainment toward the guaranty fee for the year ended March 31, 2002 and $1.5 million had been paid toward the guaranty fee for the year ended March 31, 2003. Advances made by Harrah's Entertainment on our behalf pursuant to the new HET/JCC Agreement bear interest at the rate specified for loans under our new revolving credit facility (LIBOR plus 3.00% per annum - see Note 3) and are secured on a first lien priority basis by substantially all of our assets (except the casino operating contract, the Casino bankroll and the gross revenue share payments due to the Louisiana Gaming Control Board).

        Under the casino operating contract, on or before March 31, 2003, we are required to provide the Louisiana Gaming Control Board a minimum payment guaranty for the $60 million minimum payment due for the period commencing April 1, 2005 to March 31, 2006. Unless the minimum payment guaranty obligation has expired, this obligation to post a new guaranty or extend the existing guaranty continues for each year thereafter such that as of April 1 of each year there must be in place 36 months of third party guaranteed payments to the Louisiana Gaming Control Board (see Note 7). Under the HET/JCC Agreement, neither Harrah's Entertainment nor Harrah's Operating Company is obligated to provide guaranties of the payments due the Louisiana Gaming Control Board beyond March 31, 2005, the expiration of the initial four year guaranty. On October 29, 2002, we received notice from Harrah's Entertainment and Harrah's Operating Company of their election to provide the guaranty for the period April 1, 2005 through March 31, 2006, pursuant to the terms of the HET/JCC Agreement.

        On July 30, 2002, we entered into a merger agreement under which a Harrah's affiliate will acquire the remaining shares of our common stock that Harrah's does not already own (See Note 2).

NOTE 6. INCOME TAXES

        As a result of the bankruptcy reorganization in 2001, JCC Holding Company and Subsidiaries recognized cancellation of debt income ("CODI"). Under Internal Revenue Code Section 108, the Company was required to reduce its tax attributes in an amount equal to the CODI in 2002. The amount of the CODI was $441.9 million. The net operating loss carryforwards, general business credits and tax basis of depreciable property were reduced by $279.5 million, $0.8 million, and $161.6 million, respectively. After the tax attribute reductions no net operating loss carryforwards or general business credits remained. The net tax basis of the fixed assets was $181.1 million. The valuation allowance decrease of $75.0 million primarily relates to the reduction of the tax attributes for the CODI.

        The Company recorded income tax expense of $0.7 million in the three months ended September 30, 2002. The Company also has net deferred tax assets of $35.0 million as of September 30, 2002 that are offset by a valuation allowance in an equal amount due to the uncertainty of future taxable income.

NOTE 7. COMMITMENTS AND CONTINGENCIES

        CASINO OPERATING CONTRACT.    Since the effective date of our reorganization, we have operated under an amended casino operating contract establishing the payments to the Louisiana Gaming Control Board at the greater of (i) 21.5% of gross gaming revenues from the Casino in the applicable casino operating contract fiscal year or (ii) $50 million for the period from April 1, 2001 to March 31, 2002, and $60 million for each April 1 to March 31 annual period thereafter. In addition, we must pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues in excess of $500 million, up to $700 million, (ii) 3.5% for gross gaming revenues in excess of $700 million, up to $800 million, (iii) 5.5% for gross gaming revenues in excess of $800 million, up to $900 million, and (iv) 7.5% for gross gaming revenues in excess of $900 million.

        We were required to procure an initial four-year minimum payment guaranty guaranteeing the minimum payments required to be made to the Louisiana Gaming Control Board under the casino operating contract, and must provide rolling, three-year minimum payment guaranties beginning April 1, 2003. By March 31 of each year (beginning with March 31, 2003), we must obtain a minimum payment guaranty (or extension thereof) extending the minimum payment guaranty to the third anniversary of such date, so that three years of future payments to the Louisiana Gaming Control Board are guaranteed. We need not procure the guaranty if (i) our gross gaming revenue exceeds $350 million for two successive years, (ii) we make all payments due during these years without drawing on the guaranty, and (iii) there are no uncured defaults under the casino operating contract. The failure to obtain and post a third party guaranty as required by the casino operating contract is a "termination event" leading to the automatic termination of the casino operating contract effective as of the last day that payments are guaranteed to the Louisiana Gaming Control Board under any existing guaranty. In addition, an automatic termination of our casino operating contract is an event of default under our ground lease with the City of New Orleans and the Rivergate Development Corporation, the Indenture governing our Senior Notes, and our revolving credit agreement. On October 29, 2002, we received notice from Harrah's Entertainment and Harrah's Operating Company of their election to provide the guaranty for the period April 1, 2005 through March 31, 2006, pursuant to the terms of the HET/JCC Agreement (see Note 5).

        OTHER CONTINGENCIES.    The enactment and implementation of gaming legislation in the State of Louisiana and the development of the Casino and related facilities have been the subject of lawsuits, claims and delays brought about by various parties. In addition, we are involved in a number of legal proceedings and claims arising in the normal course of business. While we cannot predict the outcome of such legislative proceedings and litigation, we do not expect that the final outcome of these matters will materially and adversely affect our results of operations, cash flows, or financial condition.

        In connection with our 2001 bankruptcy, claims were filed by a number of trade creditors with Casino operating claims. Most of these have been resolved in the ordinary course of business. Claims were also filed by the City and State pending the results of ongoing audits of the amounts we remit for sales and use taxes. While these particular claims have not yet been resolved, management does not believe the outcome of these claims will materially and adversely affect our results of operations. Reserves have been established for the resolution of all remaining claims.

        Following our reduction in the Casino's work force on July 17, 2001, former employees of the Casino filed lawsuits against us in the Civil District Court for the Parish of Orleans, State of Louisiana on August 3, 2001. The Plaintiffs are seeking damages for being laid off prior to the expiration of the term of alleged employment contracts between our employees and us. On October 29, 2002, the trial judge ruled that this matter could proceed as a class action. We believe that we have strong legal and factual defenses, and intend to vigorously contest the claims. No assurances can be given as to the outcome of such lawsuits, and consequently, we cannot reasonably predict at this time whether the final outcome of these matters will materially and adversely affect our results of operations, cash flows, or financial condition.

        On March 15, 2002, Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. filed a complaint in the Court of Chancery of the State of Delaware seeking declaratory and injunctive relief regarding the interpretation of the Second Amended and Restated Certificate of Incorporation (the "Charter") and the Third Amended and Restated Bylaws of the Company (the "Bylaws"). Although the complaint sought an award of attorneys' fees and expenses, it did not seek damages against the Company. The action sought to place Harrah's nominee, Dr. Charles C. Teamer, on the ballot for election to the board of directors in addition to Harrah's nominee, Mr. Philip Satre. Harrah's complaint, therefore, sought a declaration that its nomination of two directors for election at the 2002 annual meeting was valid under the Charter and Bylaws, and injunctive relief requiring the Company to recognize its nominations. On March 29, 2002, the Company answered the complaint and filed a counterclaim for declaratory relief seeking a declaration that the Company's Charter and Bylaws limited Harrah's nomination right to one candidate for election to the board at the 2002 and 2003 annual meetings. Harrah's filed its reply to counterclaim on April 5, 2002. The parties engaged in expedited discovery. Trial was held on May 21 and 22, 2002. Following trial, on May 31, 2002, the Court of Chancery issued a written opinion holding that the Charter and Bylaws should be construed in favor of Harrah's and that Harrah's was entitled to nominate two directors for election at the 2002 annual meeting. On June 10, 2002, the Court of Chancery issued a final order and judgment from which the Company perfected an appeal to the Delaware Supreme Court. The final order and judgment denied Harrah's application for an award of attorneys' fees and expenses. Harrah's elected not to pursue an appeal of the denial of its request for an award of attorneys' fees and expenses, and the time for any such appeal has passed. On June 11, 2002, the Company held its annual meeting of stockholders at which Dr. Teamer and Mr. Satre were elected to the board of directors. The parties have fully briefed the issues raised in the Company's appeal. At the parties' request, the Delaware Supreme Court postponed oral argument to permit the parties to engage in negotiations regarding the Merger (see Note 2). The parties believe that the closing of the Merger will moot the issues on appeal and, accordingly, anticipate dismissing the appeal in connection with the closing. In the unlikely event the Merger does not close, JCC anticipates it would request the scheduling of oral argument and for the Delaware Supreme Court to decide its appeal. Therefore, the ultimate outcome of this litigation and its possible effect on the Company is presently uncertain.

        On April 18, 2002, JCC Holding Company and Jazz Casino Company, L.L.C. filed suit against Harrah's New Orleans Management Company ("HNOMC"), Harrah's Operating Company, Harrah's Entertainment, Philip Satre, Bill Noble, and Anthony Sanfilippo in Civil District Court for the Parish of Orleans, State of Louisiana. Philip Satre is Chairman of the Board of Harrah's Entertainment, Chairman of the Board and Chief Executive Officer of HNOMC and was the Chief Executive Officer of Harrah's Entertainment and a director on our board at the time this suit was filed. Bill Noble was Senior Vice President and General Manager of HNOMC at that time. Anthony Sanfilippo is President of HNOMC and President of the Central Division of Harrah's Entertainment, and was a director on our board at the time this suit was filed. Our suit alleges that the Harrah's entities failed to adhere to the terms and provisions of the management agreement with respect to advertising, marketing and promoting our Casino, and that the Harrah's entities diverted business from our Casino, where

Harrah's Entertainment then owned a 49% interest, to other properties wholly owned by Harrah's Entertainment. We are seeking damages for violation of the management agreement and certain tortious conduct, as well as an injunction, as provided for under the management agreement, to prevent future diversion of business. It is anticipated that this lawsuit will be dismissed with prejudice upon the closing of the Merger. Therefore, the ultimate outcome of this litigation and its possible impact on the Company is presently uncertain.

        On April 22, 2002, Harrah's Entertainment and HOCI filed a derivative action against Paul Debban, Preston Smart, Rudy Cerone, and Chris Lowden (the "Individual Defendants"), as well as JCC Holding Company as a nominal defendant, in the Court of Chancery of the State of Delaware In and For New Castle County. Messrs. Debban, Smart, and Lowden are currently directors on our board and Mr. Cerone was a director on our board at the time this suit was filed. All four individuals are unaffiliated with Harrah's Entertainment. Mr. Debban is also Chairman and President of JCC Holding Company. Mr. Smart is also Vice President of JCC Holding Company. Mr. Lowden is, and Mr. Cerone was at the time the suit was filed, a member of the compensation committee of our board of directors. The allegations include breach of fiduciary duty and self-dealing in connection with the compensation committee's deliberations and approval of the employment agreements, which included stock option grants, for Mr. Debban and Mr. Smart. The lawsuit seeks declaratory and injunctive relief in regard to the adoption and implementation of the employment agreements. The Individual Defendants have indicated for themselves and on behalf of JCC Holding Company denial of all the allegations as baseless and intend to vigorously defend the lawsuit. The Individual Defendants answered the complaint on June 11, 2002. No discovery has been taken in this matter, which remains pending in the Court of Chancery. The parties anticipate that this action will be dismissed in connection with the closing of the Merger. The ultimate outcome of this litigation and its possible impact on the Company is presently uncertain.

        On July 31, 2002, Michael Shapiro, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Shapiro Action") in the Court of Chancery of the State of Delaware against Stephen H. Brammell, Gary W. Loveman, Paul Debban, Charles Teamer, Sr., Christopher Lowden, Preston Smart, Eddie N. Williams, JCC Holding Company, and Harrah's Entertainment, Inc. seeking to enjoin the Merger and seeking damages against the defendants. Also on July 31, 2002, Nechuma Cohen, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Cohen Action") in the Court of Chancery of the State of Delaware against the same defendants named in the Shapiro Action seeking to enjoin the Merger and seeking damages against the defendants. On August 1, 2002, Marc L. Bernstein, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Bernstein Action") in the Court of Chancery of the State of Delaware against the same defendants named in the Shapiro Action and Rudy J. Cerone (a former director of the Company), seeking to enjoin the Merger and seeking damages against the defendants. Each of the Shapiro Action, Cohen Action, and Bernstein Action attack the Merger asserting allegations of domination and control by Harrah's Entertainment and allege breaches of fiduciary duties to the corporation and its stockholders in connection with the Merger. We believe that we have strong legal and factual defenses against these claims, and intend to contest them vigorously. No assurances can be given as to the outcome of such lawsuits, and consequently, we cannot reasonably predict at this time whether the final outcome of these matters will materially and adversely affect our results of operations, cash flows, or financial condition.

NOTE 8. PROPERTY AVAILABLE FOR SALE

        On April 23, 2002, Fulton Development entered into an agreement to sell the Fulton Street Property to a hotel developer for $6.5 million. The agreement was subject to a ninety-day due diligence period and was conditioned upon, among other things, the ability of the purchaser to construct a hotel on the site. On June 27, 2002, Fulton Development cancelled the sale agreement due to certain terms and conditions of the sale contract not being satisfied. During the first quarter of 2002 in connection with this conditional sale, we recorded a provision for asset impairment of $2.7 million to reduce the book value of the Fulton Street Property to its estimated fair value less selling costs.

NOTE 9. GUARANTOR FINANCIAL INFORMATION

        JCC Holding and all of its other wholly owned subsidiaries (the "Guarantor Subsidiaries") have fully and unconditionally guaranteed on a joint and several basis Jazz Casino's obligations under the Senior Notes described in Note 3. The Guarantor Subsidiaries and Jazz Casino comprise all of the direct and indirect subsidiaries of JCC Holding. All of the assets of JCC Holding's subsidiaries are restricted and may not be transferred to JCC Holding in the form of loans, cash or dividends without the consent of a third party. The following consolidating schedules present condensed financial information for Jazz Casino, JCC Holding and the Guarantor Subsidiaries on a combined basis as of September 30, 2002 and December 31, 2001, and for the three and nine months ended September 30, 2002 and 2001:

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$54,510	$59	$5,709	$—	$60,278
Accounts receivable, net of allowance for doubtful accounts	3,279	—	—	—	3,279
Intercompany receivables	2,913	—	—	(2,913)	—
Inventories	509	—	—	—	509
Prepaids and other assets	2,030	90	32	—	2,152
Property available for sale	—	—	6,500	—	6,500

Total current assets	63,241	149	12,241	(2,913)	72,718

Property and Equipment:
Buildings on leased land	129,027	—	—	—	129,027
Furniture, fixtures and equipment	31,712	—	—	—	31,712
Property held for development	—	—	1,519	—	1,519
Leasehold improvements	284	—	—	—	284

Total	161,023	—	1,519	—	162,542
Less—accumulated depreciation	(42,689)	—	—	—	(42,689)

Net property and equipment	118,334	—	1,519	—	119,853

Other Assets:
Deferred operating contract cost, net of accumulated amortization	23,641	—	—	—	23,641
Lease prepayment, net of accumulated amortization	5,844	—	—	—	5,844
Deferred charges and other, net of accumulated amortization	10,609	—	26	—	10,635
Investment in subsidiaries	—	96,509	—	(96,509)	—

Total other assets	40,094	96,509	26	(96,509)	40,120

TOTAL ASSETS	$221,669	$96,658	$13,786	$(99,422)	$232,691

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable—trade	$811	$—	$—	$—	$811
Accrued expenses	16,009	(10)	—	—	15,999
Due to affiliates	7,132	—	—	—	7,132
Intercompany payables	—	1,025	1,888	(2,913)	—
Preconfirmation contingencies	879	—	—	—	879
Other	2,103	—	—	—	2,103

Total current liabilities	26,934	1,015	1,888	(2,913)	26,924

Long-term debt, net of discount	108,333	—	—	—	108,333
Due to affiliates	2,050	—	—	—	2,050
Other long-term liabilities	403	—	—	—	403
Stockholders' Equity:
Common stock—40,000 shares authorized; 12,388 shares issued and outstanding; par value $.01 per share	—	124	—	—	124
Additional paid-in capital	398,148	413,401	14,866	(413,014)	413,401
Member capital	1	—	—	(1)	—
Retained earnings (accumulated deficit)	(314,200)	(317,882)	(2,968)	316,506	(318,544)

Total stockholders' equity	83,949	95,643	11,898	(96,509)	94,981

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$221,669	$96,658	$13,786	$(99,422)	$232,691

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Consolidated Eliminations	Total
ASSETS
Current Assets:
Cash and cash equivalents	$36,016	$13	$5,673	$—	$41,702
Accounts receivable, net of allowance for doubtful accounts	3,414	—	—	—	3,414
Intercompany receivables	1,972	—	—	(1,972)	—
Inventories	639	—	—	—	639
Prepaids and other assets	2,162	—	—	—	2,162

Total current assets	44,203	13	5,673	(1,972)	47,917

Property and Equipment:
Buildings on leased land	129,027	—	—	—	129,027
Furniture, fixtures and equipment	28,406	—	—	—	28,406
Property held for development	—	—	10,708	—	10,708
Leasehold improvements	284	—	—	—	284
Construction in progress	82	—	227	—	309

Total	157,799	—	10,935	—	168,734
Less—accumulated depreciation	(35,253)	—	—	—	(35,253)

Net property and equipment	122,546	—	10,935	—	133,481

Other Assets:
Deferred operating contract cost, net of accumulated amortization	24,454	—	—	—	24,454
Lease prepayment, net of accumulated amortization	6,046	—	—	—	6,046
Deferred charges and other, net of accumulated amortization	11,196	—	29	—	11,225
Investment in subsidiaries	—	88,941	—	(88,941)	—

Total other assets	41,696	88,941	29	(88,941)	41,725

TOTAL ASSETS	$208,445	$88,954	$16,637	$(90,913)	$223,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable—trade	$2,196	$—	$—	$—	$2,196
Accrued expenses	17,200	30	1	—	17,231
Due to affiliates	4,591	—	—	—	4,591
Intercompany payables	—	909	1,063	(1,972)	—
Preconfirmation contingencies	900	—	—	—	900
Other	2,036	—	—	—	2,036

Total current liabilities	26,923	939	1,064	(1,972)	26,954

Long-term debt, net of discount	105,676	—	—	—	105,676
Due to affiliates	2,050	—	—	—	2,050
Other long-term liabilities	428	—	—	—	428
Commitments and Contingencies
Stockholders' Equity:
Common stock—40,000 shares authorized; 12,386 shares issued and outstanding; par value $.01 per share	—	124	—	—	124
Additional paid-in capital	398,148	413,150	14,866	(413,014)	413,150
Member capital	1	—	—	(1)	—
Retained earnings (accumulated deficit)	(324,781)	(325,259)	707	324,074	(325,259)

Total stockholders' equity	73,368	88,015	15,573	(88,941)	88,015

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$208,445	$88,954	$16,637	$(90,913)	$223,123

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Casino	$66,150	$—	$—	$—	$66,150
Food and beverage	6,847	—	—	—	6,847
Retail, parking and other	3,209	—	—	—	3,209
Less—casino promotional allowances	(9,652)	—	—	—	(9,652)

Total net revenues	66,554	—	—	—	66,554

Operating Expenses:
Direct:
Casino	33,721	—	—	—	33,721
Food and beverage	4,253	—	—	—	4,253
Retail, parking and other	1,454	—	—	—	1,454
General and administrative	19,982	(15)	96	—	20,063
Depreciation and amortization	3,036	—	1	—	3,037
Equity in subsidiaries' income	—	(2,021)	—	2,021	—

Total operating expenses	62,446	(2,036)	97	2,021	62,528

Operating Income (Loss)	4,108	2,036	(97)	(2,021)	4,026

Other Income (Expenses):
Interest expense, net of capitalized interest	(2,166)	—	—	—	(2,166)
Interest and other income	151	—	25	—	176

Total other income (expenses)	(2,015)	—	25	—	(1,990)

Income (Loss) Before Taxes	2,093	2,036	(72)	(2,021)	2,036
Provision for Income Taxes	662	—	—	—	662

Net Income (Loss)	$1,431	$2,036	$(72)	$(2,021)	$1,374

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Casino	$60,816	$—	$—	$—	$60,816
Food and beverage	5,819	—	—	—	5,819
Retail, parking and other	2,704	—	4	—	2,708
Less: casino promotional allowances	(9,445)	—	—	—	(9,445)

Total Net Revenues	59,894	—	4	—	59,898

Operating Expenses:
Direct
Casino	32,214	—	—	—	32,214
Food and beverage	3,936	—	—	—	3,936
Retail, parking and other	1,360	—	—	—	1,360
General and administrative	18,509	39	50	—	18,598
Depreciation and amortization	3,167	—	2	—	3,169
Equity in subsidiary losses	—	1,835	—	(1,835)	—

Total operating expenses	59,186	1,874	52	(1,835)	59,277

Operating Income (Loss)	708	(1,874)	(48)	1,835	621

Other income (expenses):
Interest expense, net of capitalized interest	(2,632)	—	—	—	(2,632)
Interest and other income	137	—	—	—	137

Total other income (expenses)	(2,495)	—	—	—	(2,495)

Net Income (Loss)	$(1,787)	$(1,874)	$(48)	$1,835	$(1,874)

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Casino	$204,441	$—	$—	$—	$204,441
Food and beverage	19,344	—	—	—	19,344
Retail, parking and other	9,279	—	—	—	9,279
Less—casino promotional allowances	(27,785)	—	—	—	(27,785)

Total net revenues	205,279	—	—	—	205,279

Operating Expenses:
Direct:
Casino	100,395	—	—	—	100,395
Food and beverage	12,329	—	—	—	12,329
Retail, parking and other	4,270	—	—	—	4,270
General and administrative	61,726	192	1,060	—	62,978
Depreciation and amortization	9,149	—	3	—	9,152
Provision for asset impairment	—	—	2,689	—	2,689
Equity in subsidiaries' income	—	(7,569)	—	7,569	—

Total operating expenses	187,869	(7,377)	3,752	7,569	191,813

Operating Income (Loss)	17,410	7,377	(3,752)	(7,569)	13,466
Other Income (Expenses):
Interest expense, net of capitalized interest	(6,486)	—	—	—	(6,486)
Interest and other income	320	1	76	—	397

Total other income (expenses)	(6,166)	1	76	—	(6,089)

Income (Loss) Before Taxes	11,244	7,378	(3,676)	(7,569)	7,377
Provision for Income Taxes	662	—	—	—	662

Net Income (Loss)	$10,582	$7,378	$(3,676)	$(7,569)	$6,715

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Revenues:
Casino	$182,271	$—	$—	$—	$182,271
Food and beverage	16,180	—	—	—	16,180
Retail, parking and other	8,297	—	9	—	8,306
Less: casino promotional allowances	(29,791)	—	—	—	(29,791)

Total Net Revenues	176,957	—	9	—	176,966

Operating Expenses:
Direct
Casino	111,388	—	—	—	111,388
Food and beverage	11,416	—	—	—	11,416
Retail, parking and other	4,484	—	—	—	4,484
General and administrative	58,140	113	156	—	58,409
Depreciation and amortization	8,818	—	4	—	8,822
Equity in subsidiary losses	—	(89,200)	—	89,200	—

Total operating expenses	194,246	(89,087)	160	89,200	194,519

Operating Income (Loss)	(17,289)	89,087	(151)	(89,200)	(17,553)

Reorganization Expenses	(101,029)	—	—	—	(101,029)
Other income (expenses):
Interest expense, net of capitalized interest	(6,183)	—	—	—	(6,183)
Interest and other income	403	—	—	—	403

Total other income (expenses)	(5,780)	—	—	—	(5,780)

Loss before extraordinary items:	(124,098)	89,087	(151)	(89,200)	(124,362)
Extraordinary gain on early extinguishment	213,448	—	—	—	213,448

Net Income (Loss)	$89,350	$89,087	$(151)	$(89,200)	$89,086

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash Flows From Operating Activities:
Net income (loss)	$10,582	$7,378	$(3,676)	$(7,569)	$6,715
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,030	—	3	—	9,033
Amortization of note discount	1,905	—	—	—	1,905
Deferred rent	(24)	—	—	—	(24)
Provision for bad debts	845	—	—	—	845
Provision for asset impairment	—	—	2,689	—	2,689
Amortization of unearned compensation	—	245	—	—	245
Equity in subsidiary income	—	(7,569)	—	7,569	—
Changes in operating assets and liabilities:
Accounts receivable	(710)	—	—	—	(710)
Inventories	130	—	—	—	130
Prepaids and other assets	132	(90)	(32)	—	10
Intercompany receivable/payable	(941)	116	825	—	—
Accounts payable—trade	(1,385)	—	—	—	(1,385)
Accrued interest	751	—	—	—	751
Accrued expenses	(1,191)	(40)	(1)	—	(1,232)
Preconfirmation contingencies	(21)	—	—	—	(21)
Due to affiliates	2,541	—	—	—	2,541
Other current liabilities	67	—	—	—	67

Net cash flows provided by (used in) operating activities	21,711	40	(192)	—	21,559

Cash Flows From Investing Activities:
Capital expenditures	(2,989)	—	—	—	(2,989)

Net cash flows used in investing activities	(2,989)	—	—	—	(2,989)

Cash Flows From Financing Activities
Proceeds from the exercise of stock options	—	6	—	—	6

Net cash flows provided by financing activities	—	6	—	—	6

Net increase (decrease) in cash and cash equivalents	18,722	46	(192)	—	18,576
Cash and cash equivalents, beginning of period	36,016	13	5,673	—	41,702

Cash and cash equivalents, end of period	$54,738	$59	$5,481	$—	$60,278

JCC HOLDING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)

(IN THOUSANDS)

	Jazz Casino Company	JCC Holding Company	Guarantor Subsidiaries	Eliminations	Consolidated Total
Cash Flows From Operating Activities:
Net income (loss)	$89,350	$89,087	$(151)	$(89,200)	$89,086
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,818	—	4	—	8,822
Amortization of note discount	91,431	—	—	—	91,431
Extraordinary gain on early extinguishment of debt	(213,448)	—	—	—	(213,448)
Deferred rent	288	—	—	—	288
Provision for bad debts	1,901	—	—	—	1,901
Equity in subsidiary losses	—	(89,200)	—	89,200	—
Changes in operating assets and liabilities:
Accounts receivable	1,235	—	1	—	1,236
Inventories	69	—	—	—	69
Prepaids and other assets	1,839	—	(50)	—	1,789
Intercompany receivable/payable	(347)	121	226	—	—
Accounts payable—trade	584	—	—	—	584
Accrued interest	2,066	—	—	—	2,066
Accrued expenses	4,744	(9)	—	—	4,735
Preconfirmation contingencies	(38)	—	—	—	(38)
Due to affiliates	13,911	—	—	—	13,911
Other current liabilities	(193)	—	—	—	(193)
Payment of liabilities subject to compromise due to reorganization activities:
Reorganization costs, excluding amortization of note discount of $90,314	10,715	—	—	—	10,715
Payment of reorganization costs	(9,824)	—	—	—	(9,824)

Net cash flows provided by (used in) operating activities	3,101	(1)	30	—	3,130

Cash Flows From Investing Activities:
Capital expenditures	(2,423)	—	(22)	—	(2,445)
Increase in deferred charges and other assets	(371)	—	—	—	(371)

Net cash flows used in investing activities	(2,794)	—	(22)	—	(2,816)

Cash Flows From Financing Activities:
Proceeds from notes payable—affiliate	5,745	—	—	—	5,745

Net cash flows provided by financing activities	5,745	—	—	—	5,745

Net increase (decrease) in cash and cash equivalents	6,052	(1)	8	—	6,059
Cash and cash equivalents, beginning of period	26,602	14	10	—	26,626

Cash and cash equivalents, end of period	$32,654	$13	$18	$—	$32,685

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        The following discussion and analysis of our financial position and operating results for our consolidated subsidiaries for the three and nine months ended September 30, 2002 and 2001, updates, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

        We are a casino and entertainment development company. We were incorporated under Delaware law on August 20, 1996, and conduct business through our wholly-owned subsidiaries, Jazz Casino Company, JCC Development Company, JCC Canal Development and JCC Fulton Development. We began operations in October 1998, when we assumed the business operations formerly owned by Harrah's Jazz Company, a general partnership, and its subsidiary, Harrah's Jazz Finance Corporation, which filed for relief under the United States Bankruptcy Code on November 22, 1995.

        On January 4, 2001, we filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in order to allow restructuring of our obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities, and trade and other obligations. The filing was made in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court"). While the Company was in bankruptcy, we continued to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders.

        Our plan of reorganization, which was approved by the Bankruptcy Court on March 19, 2001, and was consummated on March 29, 2001 (the "Effective Date"), resulted in, among other things, elimination of our then existing common stock and debt securities and the issuance of new equity and debt securities to certain creditors including Harrah's Entertainment. The consequences of this bankruptcy proceeding were reflected in the financial statements as of the Effective Date. The cancellation of non-affiliate debt and related accrued interest resulted in an extraordinary gain as of the effective date of our plan of reorganization. In addition, the cancellation of affiliate debt and other obligations resulted in an increase to additional paid in capital as of the effective date.

        We did not meet the requirements to utilize fresh start reporting, since our holders of existing voting shares immediately before confirmation received more than 50 percent of voting shares of the emerging entity. Therefore, in accordance with Statement of Position 90-7: "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," our liabilities compromised by the confirmed plan of reorganization have been stated at the present value of the amounts to be paid, reorganization expenses have been separately disclosed and the forgiveness of debt has been reported as an adjustment to additional paid in capital and an extraordinary item in the 2001 condensed consolidated financial statements.

        Harrah's Entertainment received 49 percent of our equity on the Effective Date in exchange for its claims. Then on May 17, 2002, Harrah's Entertainment purchased an additional 2,000 shares of our common stock in an open market transaction, and on June 7, 2002, Harrah's Entertainment announced that it had purchased the shares previously issued to holders of claims under tranche B-1 of the bank credit facilities, bringing its total holdings to 7,805,306 shares (63%) of our common stock. On July 30, 2002, we entered into a merger agreement under which a Harrah's affiliate will acquire the remaining shares of our common stock that Harrah's does not already own (the "Merger"). Under terms of the merger agreement, which was unanimously approved by our full board of directors, Harrah's has agreed to pay $10.54 per share for the remaining JCC Holding Company stock. The acquisition is subject to the approval of our shareholders, as well as gaming regulatory approvals and other customary conditions. The Merger is expected to be completed as soon as possible following the Special Meeting of Shareholders which is scheduled for December 9, 2002. It is anticipated that the existing litigation between Harrah's and JCC will be dismissed in connection with closing of the transaction. (see PART II, ITEM 1)

RESULTS OF OPERATIONS

        TOTAL NET REVENUES.    For the three months ended September 30, 2002, net revenues increased $6.7 million (or 11.1%), while net revenues for the nine months ended September 30, 2002 increased by $28.3 million (or 16.0%) as compared to the same period in the previous year. The following table reflects the changes in revenues by category:

	Three Months Ended September 30, 2002 Increase/ (Decrease)		Nine Months Ended September 30, 2002 Increase/ (Decrease)
	$	%	$	%
	(in thousands)
Revenues:
Casino	$5,334	8.8%	$22,170	12.2%
Food and beverage	1,028	17.7%	3,164	19.6%
Retail, parking and other	501	18.5%	973	11.7%
Less—casino promotional allowances	207	2.2%	(2,006)	(6.7)%

Total Net Revenues	$6,656	11.1%	$28,313	16.0%

        Casino revenue increased during the three and nine months ended September 30, 2002 by 8.8% and 12.2% respectively. While some of the growth in the last three months is attributable to a general recovery of business lost during 2001 due to the terrorist attacks in September 2001, the increase is primarily a result of marketing efforts focused on building volume over time through promotional events and slot offerings geared to a broader audience. We also experienced increased traffic volume during the first three months of 2002, primarily the result of Super Bowl fans, coupled with larger crowds this year for the Sugar Bowl and Mardi Gras.

        Food and beverage revenue increased during the three and nine months ended September 30, 2002 primarily due to increased complimentary revenue. Complimentary revenue increased in the first nine months of 2002 because of increased customer traffic and a heavier focus on internal, rather than external, complimentaries. Retail, parking and other revenue also increased during the three and nine months ended September 30, 2002 primarily due to increased parking revenues as a result of a change in complimentary parking policies, which were effective as of March 1, 2002. Promotional allowances decreased for the nine months ended September 30, 2002 due to a significant decrease in "cash back" and free coin offers.

        OPERATING EXPENSES.    For the three and nine months ended September 30, 2002, operating expenses increased by $3.3 million (or 5.5%) and decreased by $2.7 million (or 1.4%), respectively,

resulting in operating income of $4.0 million and $13.5 million, respectively. The following table reflects the changes in operating expenses by category:

	Three Months Ended September 30, 2002 Increase/ (Decrease)		Nine Months Ended September 30, 2002 Increase/ (Decrease)
	$	%	$	%
	(in thousands)
Operating Expenses:
Direct:
Casino	$1,507	4.7%	$(10,993)	(9.9)%
Food and beverage	317	8.1%	913	8.0%
Retail, parking and other	94	6.9%	(214)	(4.8)%
General and administrative	1,465	7.9%	4,569	7.8%
Depreciation and amortization	(132)	(4.2)%	330	3.7%
Provision for asset impairment	—	0.0%	2,689	100.0%

Total operating expenses	$3,251	5.5%	$(2,706)	(1.4)%

        Payments to the Louisiana Gaming Control Board ("LGCB") were $15.1 million and $45.1 million for the three and nine months ended September 30, 2002, respectively, as compared to $13.5 million and $51.5 million for the same periods in 2001. The overall $6.4 million decrease in payments during the nine months ended September 30, 2002, was attributable to the decrease negotiated with the State in connection with our 2001 plan of reorganization. The remaining decrease in casino operating expenses for the nine months ended September 30, 2002 was primarily due to reduced costs of external complimentaries, lower labor costs related to operational efficiencies achieved through improved staffing and scheduling practices and reduced costs related to various broad-based marketing programs and promotions. There was a $1.6 million increase in payments to the LGCB for the three months ended September 30, 2002, as compared to the same period for 2001, due to the change in the minimum annual amount from $50 million in 2001 to $60 million in 2002. This increase more than offset the overall decrease in other casino operating expenses discussed above, resulting in an increase in total casino operating expenses for the quarter of $1.5 million.

        While food and beverage expenses increased in total year over year primarily due to increased volume resulting from the larger crowds in 2002, they have decreased as a percentage of food and beverage revenue due to increased buffet pricing. Retail, parking and other expenses decreased in the first nine months of 2002 due to lower cost of goods sold and lower labor costs related to operational efficiencies achieved through improved staffing and scheduling practices.

        General and administrative expenses increased for the three and nine months ended September 30, 2002 as a result of increased management fees and additional legal fees related to merger negotiations and the litigation described in Part II, Item 1. These increases more than offset the decrease resulting from negotiated price reductions related to various administrative services provided by Harrah's Entertainment and a decrease in utility and entertainment costs. Depreciation expense for the three months and the nine months ended September 30 remained relatively constant year over year.

        PROVISION FOR ASSET IMPAIRMENT.    On April 23, 2002, Fulton Development entered into an agreement to sell the Fulton Street Property to a hotel developer for $6.5 million. The agreement was subject to a ninety-day due diligence period and was conditioned upon, among other things, the ability of the purchaser to construct a hotel on the site. Fulton Development cancelled the agreement on June 27, 2002 due to certain terms and conditions of the sale agreement not being met. During the first quarter of 2002 in connection with this conditional sale, we recorded a provision for asset impairment of $2.7 million to reduce the book value of the Fulton Street Property to its estimated fair value less cost of sale.

        REORGANIZATION ITEMS.    During the nine months ended September 30, 2001, we incurred reorganization expenses of $101 million. These expenses include a $90.3 million charge to reflect the write off of the unamortized balance of the discount of the senior subordinated notes, which were cancelled as a result of our plan of reorganization to record the amount of the allowed claim. The remaining expenses consisted primarily of consulting and legal fees, and costs associated with retention bonuses.

        OTHER INCOME (EXPENSE).    For the three months ended September 30, 2002 and 2001, we incurred interest charges of $2.2 million and $2.6 million, respectively. This decrease is the result of lower interest rates on our $124.5 million Senior Notes due 2008 (the "Senior Notes"). However, for the nine months ended September 30, 2002, interest charges of $6.5 million exceeded interest charges for the nine months ended September 30, 2001 of $6.2 million by approximately $300,000. The reason for the year over year increase is that during the first three months of 2001, we incurred interest for only five days on our long term debt and other obligations as a result of our voluntary bankruptcy petition. Subsequent to March 29, 2001, interest charges were incurred related to our $35 million revolving credit facility and our $124.5 million Senior Notes.

        For the nine months ended September 30, 2002 and 2001, we generated interest income of $397,000 and $403,000, respectively, attributable primarily to overnight repurchase investments of balances in our operating and capital reserve accounts, as well as short-term commercial paper investments made with available funds during the nine months ended September 30, 2002.

        EXTRAORDINARY GAIN ON EARLY EXTINGUISHMENT OF DEBT.    During the first quarter of 2001, we recorded an extraordinary gain on the early extinguishment of our debt of $213.4 million. This gain arises from the discharge of $317.0 million of outstanding principal and interest due to non-affiliates under our senior subordinated notes with contingent payments due 2009, convertible junior subordinated debentures and our bank term loans in exchange for new debt and equity securities with a fair value of $103.6 million.

        PROVISION FOR INCOME TAXES.    As a result of the bankruptcy reorganization in 2001, JCC Holding Company and Subsidiaries recognized cancellation of debt income ("CODI"). Under Internal Revenue Code Section 108, the Company was required to reduce its tax attributes in an amount equal to the CODI in 2002. The amount of the CODI was $441.9 million. The net operating loss carryforwards, general business credits and tax basis of depreciable property were reduced by $279.5 million, $0.8 million, and $161.6 million, respectively. After the tax attribute reductions no net operating loss carryforwards or general business credits remained. The net tax basis of the fixed assets was $181.1 million. The valuation allowance decrease of $75.0 million primarily relates to the reduction of the tax attributes for the CODI.

        The Company recorded income tax expense of $0.7 million in the three months ended September 30, 2002. The Company also has net deferred tax assets of $35.0 million as of September 30, 2002 that are offset by a valuation allowance in an equal amount due to the uncertainty of future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

        REORGANIZATION OF OUR DEBT AND CAPITAL STRUCTURE.    On January 4, 2001, we filed a voluntary petition for Chapter 11 reorganization in the Bankruptcy Court for the Eastern District of Louisiana in New Orleans. Our plan of reorganization, which was approved by the Bankruptcy Court on March 19, 2001, and was consummated on March 29, 2001, reflects the reorganization of our debt and capital structure in conjunction with a reduction in our $100 million minimum annual payment to the State of Louisiana, a reduction in rent and certain other charges imposed by the City of New Orleans, relief from certain additional financial obligations and relief from certain operating restrictions. The timing of this filing was in part the result of our need to conclude our reorganization process prior to March 31, 2001, to meet the obligations imposed by our casino operating contract with the State of Louisiana and prevent closure of the casino.

        Our confirmed plan of reorganization resulted in, among other things, elimination of all of our common stock existing prior to March 29, 2001 and the issuance of new equity and debt securities to certain creditors in exchange for a reduction of our obligations to them. The casino remained open and continued operations during the bankruptcy proceedings. No disruptions in employment or operations were experienced.

        The following discussion of our performance should be read in conjunction with and in light of our plan of reorganization which was consummated on March 29, 2001.

        WORKING CAPITAL FOR OPERATIONS.    During the nine months ended September 30, 2002, net cash flow provided by operations was $21.6 million compared to $3.1 million for the nine months ended September 30, 2001. The improvement in cash flow provided by operating activities as compared to the same period last year is due to improved operating results coupled with the reduction in the minimum annual payment to the Louisiana Gaming Control Board. During 2002, cash from operations was used to fund capital expenditures totaling $3.0 million, resulting in an increase in cash at September 30, 2002 of $18.6 million. As of September 30, 2002, there were no outstanding borrowings under our $35 million revolving line of credit.

        A number of our contractual agreements prior to our restructuring in 2001 contained provisions that allowed us to defer payment of certain operating expenses to help minimize our use of funds prior to our reorganization. As of March 29, 2001, we had deferred a total of $45.6 million of payments to our manager, Harrah's Operating Company and Harrah's Entertainment under the terms of the various agreements. Additionally, a total of $28.5 million in interest payments related to our senior subordinated notes due 2009 with contingent payments and our convertible junior subordinated debentures had been paid in kind since October 1998. Under our credit agreement, $25.0 million was available for working capital purposes under our revolving line of credit, which was also used to partially cover operating losses.

        Under the HET/JCC agreement in effect prior to the bankruptcy, advances by Harrah's Entertainment and Harrah's Operating Company under the minimum payment guaranty constituted a demand obligation and were secured by first priority liens on our assets. During various periods in 2000 and 2001, under the terms of the minimum payment guaranty, HOCI began making the minimum daily payments of approximately $274,000 due to the Louisiana Gaming Control Board under our casino operating contract in order to provide us with necessary working capital. As of March 29, 2001, Harrah's Entertainment and Harrah's Operating Company had advanced $51.8 million to the Louisiana Gaming Control Board on our behalf under the minimum payment guaranty. Interest accumulated on these advances in accordance with the terms of the agreement and as of March 29, 2001, the outstanding balance was $53.8 million including principal and interest.

        In connection with our plan of reorganization, the claims of the various debt holders including the claims of our senior noteholders, our bank term loans and our revolving credit facility (including the amounts funded by Harrah's Entertainment pursuant to its guarantee) were settled in exchange for the Senior Notes issued by our subsidiary, Jazz Casino Company, L.L.C., with a face amount of $124.5 million and approximately 12.4 million shares of our common stock. Additionally, we entered into an agreement with Harrah's Entertainment to provide us with a new $35 million revolving line of credit for the purpose of providing working capital for the business. The unsecured claims resulting from amounts owed to parties under the previous deferral arrangements were also eliminated.

        Our Senior Notes provide for quarterly interest payments at a rate equal to LIBOR plus 2.75% annually. According to the terms of the Indenture governing them, during the first year commencing April 1, 2001, 50% of the interest payments on the notes may be paid in kind at the borrower's option. However, our new revolving credit agreement requires that we pay 50% of the interest payments during the first year in kind. As of November 8, 2002, we have paid $6.8 million in cash interest on these notes and paid $3.8 million in interest in kind by issuing additional new term notes. Principal payments on these notes are to be made semi-annually on November 15 and May 15 of each year commencing November 2002. Until May 2005, the payments are calculated at 50% of semi annual free cash flow, as defined in the Indenture governing our Senior Notes. Commencing September 30, 2005, principal payments of $1.5 million per quarter are due, with one final payment of all amounts due at March 31, 2008. For the period April 1 through September 30, 2002, free cash flow (as calculated per the Indenture) was $9.2 million. Accordingly, on November 15, 2002, we are required to make a principal payment on these notes in the amount of $4.6 million, or 50% of the free cash flow.

        Our revolving credit agreement is provided by Harrah's Entertainment and its affiliates and provides an available line of credit of up to $35 million, with a letter of credit sublimit of $10 million. Interest is payable at LIBOR plus 3.00%. The facility matures on March 30, 2006, subject to extension until March 30, 2007 at the borrower's option. The revolver will be used to fund our operating needs that are not fulfilled by cash flows from operations of our casino. As of November 8, 2002, there were no outstanding borrowings and $700,000 in outstanding letters of credit issued under this revolving credit facility.

        Once the proposed merger is completed, our debt will remain an obligation of JCC Holding Company and its subsidiaries.

        In addition to the capital and debt changes to our structure outlined above, some material reductions to our operating expense structure came about as a result of the implementation of our plan of reorganization, as discussed below.

        The gaming payments to the Louisiana Gaming Control Board required by our casino operating contract were reduced to the greater of 21.5% of gross gaming revenue or (i) $50 million in the first year ended March 31, 2002; or (ii) $60 million each fiscal year thereafter. In addition, we must pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues in excess of $500 million, up to $700 million, (ii) 3.5% for gross gaming revenues in excess of $700 million, up to $800 million, (iii) 5.5% for gross gaming revenues in excess of $800 million, up to $900 million, and (iv) 7.5% for gross gaming revenues in excess of $900 million. The casino operating contract requires a rolling three year guaranty of this amount, with an initial four year unconditional guaranty. In connection with our plan of reorganization, we entered into the HET/JCC Agreement, pursuant to which Harrah's Entertainment has agreed to provide the initial four year unconditional guaranty of the required minimum payment to the State of Louisiana through March 31, 2005. Harrah's Entertainment receives an annual fee from Jazz Casino in exchange for providing this guaranty. The obligations under this guaranty are secured by, among other things, a first lien on substantially all of our assets.

        Our Casino Operating contract requires us to find a guarantor by March 31, 2003 to provide the guaranty for the period April 1, 2005 through March 31, 2006. Failure to obtain this guaranty is a "termination event" leading to the automatic termination of the casino operating contract. In addition, an automatic termination of our Casino Operating contract is an event of default under our ground lease with the City of New Orleans, the Indenture governing our Senior Notes and our revolving credit facility. Harrah's Entertainment is under no obligation to provide the additional guaranty under its current agreement. However, on October 29, 2002 we received notification from Harrah's Entertainment and Harrah's Operating Company of their election to renew the guaranty for the period April 1, 2005 through March 31, 2006, pursuant to the terms of the HET/JCC Agreement.

        In addition, as of the effective date of our reorganization, certain restrictions previously imposed by the State of Louisiana through our casino operating contract on food and restaurant facilities, service, lodging and the sale of products not directly related to gaming operations have been modified to be less restrictive.

        Additionally, in connection with our plan of reorganization, the City of New Orleans agreed to reduce the payments and other impositions required in connection with our ground lease with the City by $5 million per year. We worked with the Special Development Projects Committee to develop a list of lease modifications and other items that we could agree upon, and on January 17, 2002, the City Council approved an ordinance and lease amendments that delineate these changes as outlined below. Each item agreed upon either reduces payments required under the amended ground lease, or lifts some operating restriction that we believe will result in improved operating performance by providing cost savings other than the lease payments or by providing additional revenue opportunities. The following is a summary of the material items agreed upon:

  •
  Jazz Casino was granted an annual credit of $2.1 million in property tax reduction;
  •
  A small lot on the corner of Fulton and Poydras Streets, which was previously conveyed by Jazz Casino's predecessors to the City of New Orleans, will be returned to Jazz Casino either in fee title, if the law allows, or pursuant to a ninety-nine year lease, independent of the amended ground lease;
  •
  A lease amendment that commits the City to support, assist and cooperate with the development of a hotel on the Fulton Street Property;
  •
  A City commitment to support, assist and cooperate with our efforts to obtain approvals and permits for all future development. The agreement places time limits on Rivergate Development Corporation review and approval when such is necessary for City permitting;
  •
  Jazz Casino gained permission to own and operate two courtesy cars and one courtesy bus;
  •
  The language of the amended ground lease was conformed to reflect the recent changes in Louisiana law with respect to food services, hotel development and providing complimentary services;
  •
  A number of significant adjustments to the reporting, record keeping and other administrative requirements of the Open Access Plans and Program, designed to facilitate participation by minorities, women and disadvantaged persons and business enterprises in developing, constructing and operating the casino, which will result in cost savings and reduction of exposure for defaults under that plan;
  •
  The City has agreed to a reduction in the number of parking spaces required to be dedicated to casino use. As a result, up to 275 spaces may be rented by Jazz Casino to third parties under parking contracts, which will provide additional revenue to us; and
  •
  Mutual waivers of any defaults that any parties can allege up to the effective date of the amendments and a requirement of the dismissal of all legal proceedings filed by any parties as a result of the $5 million reduction issue.

        On January 28, 2002, the Mayor of New Orleans signed the ordinance effecting the above changes and on February 7, 2002, the lease amendment was signed by all parties. The parking changes resulted from subsequent action by the City Planning Commission and the City Council.

        Since emerging from bankruptcy we have continued to seek ways to improve the financial performance of the casino to assist in making the company financially stable over the long term. After extensive analysis and evaluation concerning financial efficiencies, we have, among other things, reduced the casino's work force by eliminating 148 positions on July 17, 2001. Our agreements with the State preclude us from reducing our employment levels below certain thresholds, which were calculated based on employment and compensation levels at the casino during March 2001. In addition, our agreement with the City creates certain obligations with respect to employment levels. There are no pending City or State actions regarding our current employment levels.

        Notwithstanding the proposed merger, we currently expect payments on our short-term obligations to be made from cash flows from operations. Barring unforeseen extenuating circumstances that would materially and adversely affect our financial condition, we should have sufficient liquidity to meet our long-term obligations.

        EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION.    Earnings before interest, taxes, depreciation, and amortization ("EBITDA"), for the three months ended September 30, 2002 was $7.2 million as compared to $3.9 million in the three months ended September 30, 2001. The improvement in EBITDA is related primarily to increased revenues and improved operating results.

        EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating, investing and financing activities, which are determined in accordance with accounting principles generally accepted in the United States of America, and it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Although EBITDA is not necessarily a measure of our ability to fund our cash needs, management believes that EBITDA is a useful tool for measuring our ability to service our debt. Our definition of EBITDA may not be the same as that of similarly captioned measures used by other companies.

        Under our amended management agreement, there are performance targets that the manager must meet for each twelve-month period ended March 31, beginning with the twelve months ended March 31, 2002. Under the terms of the amended management agreement, failure to meet these targets, unless such failure is the result of a force majeure as defined in the management agreement, could result in termination of the agreement. The targets, which have been previously established for the first three fiscal periods, are based on a calculation of earnings before interest, income taxes, depreciation, amortization and management fees, adjusted for certain corporate overhead costs, minimum payments to the State and rent to the City ("Adjusted EBITDAM"). For the twelve months ended March 31, 2003, the target Adjusted EBITDAM is 84% of $127.4 million, or $107 million. Actual results for the six-month period ended September 30, 2002, produced $70.0 million in Adjusted EBITDAM.

        CAPITAL EXPENDITURES.    Pursuant to our amended and restated ground lease with the Rivergate Development Corporation and City of New Orleans, our management agreement with our manager and our casino operating contract, we established a capital replacement fund to fund the capital expenditures necessary to operate the casino. We were contractually required to fund monthly payments into the capital replacement fund in an aggregate amount equal to $3 million for the first 12 months following the casino's opening, $4 million for the second 12 months following the casino's opening, $5 million for the third 12 months following the casino's opening, and 2% of the gross revenues of the casino for each fiscal year thereafter. As of September 30, 2002, we had deposited $11.2 million into the interest-bearing capital reserve account and expended approximately $7.7 million. Funds in this account are restricted for uses in accordance with the terms of the ground lease.

        As a result of our plan of reorganization, we are now free to expand our seated buffet facilities from 250 to 400 seats and develop a restaurant with seating for 150 people. The buffet expansion project is currently in the design phase. Final details, plans and budgets have not been completed, so we have not yet determined how much capital will be required for this expansion or the addition of the restaurant. We expect the buffet expansion to be completed in 2003. The funds for the balance of such expansion and development will need to be obtained from cash flow from operations or external financing in the event the Merger does not close.

        CAPITAL RESOURCES FOR DEVELOPMENT ACTIVITIES.    In addition to the gaming related entertainment offered at the casino, as funding and circumstances may permit, we also plan to develop additional real estate in New Orleans for entertainment uses that support the casino. The second floor of our casino was constructed to the point at which the shell of the structure was complete when the casino opened in October 1999. The casino's second floor was planned to ultimately consist of approximately 130,000 square feet of multipurpose non-gaming entertainment space.

        We have spent approximately $2.4 million through September 30, 2002 towards developing a master plan for the build out and leasing of the second floor of the casino for non-gaming uses and for construction-related work that needed to take place on the second floor of the casino prior to opening the casino in order to prevent disruption to the casino's gaming operations. We presented a preliminary master plan governing the use of the second floor of the casino to the City of New Orleans on February 22, 2000, and a revised plan on August 28, 2001. In the event the merger is not consummated, we intend to further revise the master plan to include restaurant facilities now that the restrictions against us providing such facilities have been reduced as a result of our plan of reorganization. However, no development plans for the second floor have been approved and construction has not commenced.

        We also owned the parcel of land across from the casino located at 3 Canal Place, adjacent to the Canal Place Shopping Center. On October 15, 2001, we closed on the sale of this property to CP3 Associates, LLC. The sale netted approximately $6 million in cash, and we plan to use these funds for development needs on the second floor, subject to any limitations imposed by our financing documents.

        We also own the city block of historical buildings across the street from the casino and its garages (the "Fulton Street Property.") On April 23, 2002, Fulton Development entered into an agreement to sell the Fulton Street Property to a hotel developer for $6.5 million. The agreement was subject to a ninety-day due diligence period and was conditioned upon, among other things, the ability of the purchaser to construct a hotel on the site. On June 27, 2002, Fulton Development cancelled the sale agreement due to certain terms and conditions of the sale contract not being satisfied. During the first quarter of 2002, we recorded a provision for asset impairment of $2.7 million to reduce the book value of the Fulton Street Property to its estimated net realizable value. We plan to use the proceeds from any sale of this property for development needs on the second floor, subject to any limitations imposed by our financing documents.

        Funds from the sale of these two properties will not be sufficient to complete development of the second floor. Restrictions contained in the Indenture governing our Senior Notes limit our ability to use casino cash flow for construction on the second floor or other non-casino properties. Therefore, alternative financing will be required in order to complete the second floor. Other than the proceeds from the sale of land, we have not obtained any funding for these developments, and cannot assure that we will ever be able to do so.

        SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES.    We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies, including the estimated lives assigned to our assets, the evaluation of uncollectible accounts receivable, preconfirmation contingencies, self insurance accruals, note discount, valuation allowance for deferred taxes, and asset impairment require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided to us by our customers and information available from other outside sources, as appropriate. To provide an understanding of the methodology we apply, our significant accounting policies are discussed where appropriate in this discussion and analysis and in the notes to our consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2001.

        RECENTLY ISSUED PRONOUNCEMENTS.    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which eliminates the treatment of an extinguishment of debt as extraordinary unless the extinguishment meets the requirement of an extraordinary item outlined in APB 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 145 also requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for under the sale-leaseback provisions of FASB Statement No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of the Lease Term; Initial Direct Costs of Direct Financing Leases", or paragraphs 2 and 3 of FASB Statement No. 28, "Accounting for Sales with Leasebacks, as applicable." Upon adoption, any gain or loss on extinguishment of debt previously classified as extraordinary that does not meet the requirements of APB 30 should be reclassified. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Management does not believe the impact of any required changes on our financial statements will be material.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to exit or disposal plan. Statement No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not believe the impact of any required changes on our financial statements will be material.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not engage in trading market risk sensitive instruments. We also do not purchase, for investment, hedging or for purposes "other than trading," instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk, except as discussed in the following paragraph. We have not entered into any forward or futures contracts, purchased any options or entered into any swaps. We have no foreign operations and currently do not deal in foreign currencies. Thus, we do not believe that we have any material exposure to foreign currency exchange rate risk.

        We have a significant amount of indebtedness, which accrues interest at variable rates. As of September 30, 2002, the aggregate amount of our outstanding indebtedness was $128.4 million. The interest rate of our variable rate indebtedness will fluctuate with changes in the LIBOR rate applicable under our credit facility. A change in LIBOR under our credit facility will affect the interest rate at which indebtedness outstanding under the credit facility accrues. As a result, a significant increase in LIBOR could materially and adversely affect our financial position and results of operations. For example, a 50 basis point movement in interest rates would result in an approximate $642,000 annualized increase or decrease in interest expense based on the outstanding balance of our variable rate indebtedness as of September 30, 2002.

ITEM 4. DISCLOSURE CONTROLS

        Our principal executive officer and principal accounting officer have evaluated our disclosure controls and procedures within 90 days prior to the date of filing of this Quarterly Report on Form 10-Q for the period ending September 30, 2002. They believe that our current internal controls and procedures are effective and designed to ensure that information required to be disclosed by us in our periodic reports is recorded, processed, summarized and reported, within the appropriate time periods specified by the SEC, and that such information is accumulated and communicated to our principal executive officer and principal accounting officer as appropriate to allow timely decisions to be made regarding required disclosure. Subsequent to the date of the evaluation, there were no significant corrective actions taken by us or other changes made to these internal controls. Management does not believe there were changes in other factors that could significantly affect these controls subsequent to the date of the evaluation.

PART II—OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        We are subject to legal proceedings and claims that arise in the normal course of business. While we cannot predict the outcome of these matters with certainty, we believe that the ultimate resolution of litigation will not have a materially adverse effect on our business, financial condition or results of operations.

        Following our reduction in the Casino's work force on July 17, 2001, former employees of the Casino filed lawsuits against us in the Civil District Court for the Parish of Orleans, State of Louisiana on August 3, 2001. The Plaintiffs are seeking damages for being laid off prior to the expiration of the term of alleged employment contracts between our employees and us. On October 29, 2002, the trial judge ruled that this matter could proceed as a class action. We believe that we have strong legal and factual defenses, and intend to vigorously contest the claims. No assurances can be given as to the outcome of such lawsuits, and consequently, we cannot reasonably predict at this time whether the final outcome of these matters will materially and adversely affect our results of operations, cash flows, or financial condition.

        On March 15, 2002, Harrah's Entertainment, Inc. ("Harrah's Entertainment") and Harrah's Operating Company, Inc. ("HOCI," collectively "Harrah's") filed a complaint in the Court of Chancery of the State of Delaware seeking declaratory and injunctive relief regarding the interpretation of the Second Amended and Restated Certificate of Incorporation (the "Charter") and the Third Amended and Restated Bylaws of the Company (the "Bylaws"). Although the complaint sought an award of attorneys' fees and expenses, it did not seek damages against the Company. The action sought to place Harrah's nominee, Dr. Charles C. Teamer, on the ballot for election to the board of directors in addition to Harrah's nominee, Mr. Philip Satre. Harrah's complaint, therefore, sought a declaration that its nomination of two directors for election at the 2002 annual meeting was valid under the Charter and Bylaws, and injunctive relief requiring the Company to recognize its nominations. On March 29, 2002, the Company answered the complaint and filed a counterclaim for declaratory relief seeking a declaration that the Company's Charter and Bylaws limited Harrah's nomination right to one candidate for election to the board at the 2002 and 2003 annual meetings. Harrah's filed its reply to counterclaim on April 5, 2002. The parties engaged in expedited discovery. Trial was held on May 21 and 22, 2002. Following trial, on May 31, 2002, the Court of Chancery issued a written opinion holding that the Charter and Bylaws should be construed in favor of Harrah's and that Harrah's was entitled to nominate two directors for election at the 2002 annual meeting. On June 10, 2002, the Court of Chancery issued a final order and judgment from which the Company perfected an appeal to the Delaware Supreme Court. The final order and judgment denied Harrah's application for an award of attorneys' fees and expenses. Harrah's elected not to pursue an appeal of the denial of its request for an award of attorneys' fees and expenses, and the time for any such appeal has passed. On June 11, 2002, the Company held its annual meeting of stockholders at which Dr. Teamer and Mr. Satre were elected to the board of directors. The parties have fully briefed the issues raised in the Company's appeal. At the parties' request, the Delaware Supreme Court postponed oral argument to permit the parties to engage in negotiations regarding the Merger. The parties believe that the closing of the Merger will moot the issues on appeal and, accordingly, anticipate dismissing the appeal in connection with the closing. In the unlikely event the Merger does not close, JCC anticipates it would request the scheduling of oral argument and for the Delaware Supreme Court to decide its appeal. Therefore, the ultimate outcome of this litigation and its possible effect on the Company is presently uncertain.

        On April 18, 2002, JCC Holding Company and Jazz Casino Company, L.L.C. filed suit against Harrah's New Orleans Management Company, Harrah's Operating Company, Harrah's Entertainment, Philip Satre, Bill Noble, and Anthony Sanfilippo in Civil District Court for the Parish of Orleans, State of Louisiana. Philip Satre is Chairman of the Board of Harrah's Entertainment, Chairman of the Board

and Chief Executive Officer of Harrah's New Orleans Management Company, and was the Chief Executive Officer of Harrah's Entertainment and a director on our board at the time the suit was filed. Bill Noble was Senior Vice President and General Manager of HNOMC at the time the suit was filed. Anthony Sanfilippo is President of Harrah's New Orleans Management Company and President of the Central Division of Harrah's Entertainment, and was a director on our board at the time the suit was filed. Our suit alleges that the Harrah's entities failed to adhere to the terms and provisions of the management agreement with respect to advertising, marketing and promoting our Casino, and that the Harrah's entities diverted business from our Casino, where Harrah's Entertainment then owned a 49% interest, to other properties wholly owned by Harrah's Entertainment. We are seeking damages for violation of the management agreement and certain tortious conduct, as well as an injunction, as provided for under the management agreement, to prevent future diversion of business. It is anticipated that this lawsuit will be dismissed with prejudice upon the closing of the Merger. Therefore, the ultimate outcome of this litigation and its possible effect on the company is uncertain.

        On April 22, 2002, Harrah's Entertainment and HOCI filed a derivative action against Paul Debban, Preston Smart, Rudy Cerone, and Chris Lowden (the "Individual Defendants"), as well as JCC Holding Company as a nominal defendant, in the Court of Chancery of the State of Delaware In and For New Castle County. Messrs. Debban, Smart, and Lowden are currently directors on our board and Mr. Cerone was a director on our board at the time this suit was filed. All four individuals are unaffiliated with Harrah's Entertainment. Mr. Debban is also Chairman and President of JCC Holding Company. Mr. Smart is also Vice President of JCC Holding Company. Mr. Lowden is, and Mr. Cerone was at the time the suit was filed, a member of the compensation committee of our board of directors. The allegations include breach of fiduciary duty and self-dealing in connection with the compensation committee's deliberations and approval of the employment agreements, which included stock option grants, for Mr. Debban and Mr. Smart. The lawsuit seeks declaratory and injunctive relief in regard to the adoption and implementation of the employment agreements. The Individual Defendants have indicated for themselves and on behalf of JCC Holding Company denial of all the allegations as baseless and intend to vigorously defend the lawsuit. The Individual Defendants answered the complaint on June 11, 2002. No discovery has been taken in this matter, which remains pending in the Court of Chancery. The parties anticipate that this action will be dismissed in connection with the closing of the Merger. The ultimate outcome of this litigation and its possible impact on the Company is presently uncertain.

        On July 31, 2002, Michael Shapiro, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Shapiro Action") in the Court of Chancery of the State of Delaware against Stephen H. Brammell, Gary W. Loveman, Paul Debban, Charles Teamer, Sr., Christopher Lowden, Preston Smart, Eddie N. Williams, JCC Holding Company, and Harrah's Entertainment, Inc. seeking to enjoin the Merger and seeking damages against the defendants. Also on July 31, 2002, Nechuma Cohen, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Cohen Action") in the Court of Chancery of the State of Delaware against the same defendants named in the Shapiro Action seeking to enjoin the Merger and seeking damages against the defendants. On August 1, 2002, Marc L. Bernstein, who purports to be a stockholder of the Company, filed a putative class action complaint (the "Bernstein Action") in the Court of Chancery of the State of Delaware against the same defendants named in the Shapiro Action and Rudy J. Cerone (a former director of the Company), seeking to enjoin the Merger and seeking damages against the defendants. Each of the Shapiro Action, Cohen Action, and Bernstein Action attack the Merger asserting allegations of domination and control by Harrah's Entertainment and allege breaches of fiduciary duties to the corporation and its stockholders in connection with the Merger. We believe that we have strong legal and factual defenses against these claims, and intend to contest them vigorously. No assurances can be given as to the outcome of such lawsuits, and consequently, we cannot reasonably predict at this time whether the final outcome of these matters will materially and adversely affect our results of operations, cash flows, or financial condition.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None.

ITEM 5. OTHER INFORMATION

        None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)
Exhibits.

99.1	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.2	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*
Filed herewith

(b)
Reports on Form 8-K.

  (1)
  On July 31, 2002 we filed a Current Report on Form 8-K pursuant to Item 5. Other Events concerning our press release dated July 31, 2002.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JCC HOLDING COMPANY
Date: November 14, 2002	By:	/s/ PAUL D. DEBBAN Paul D. Debban, President (Duly Authorized Officer)
Date: November 14, 2002	By:	/s/ L. CAMILLE FOWLER L. Camille Fowler, Vice President-Finance, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer of the Registrant)

CERTIFICATIONS

I, Paul D. Debban, certify that:

        1.    I have reviewed this quarterly report on Form 10-Q of JCC Holding Company.

        2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4.    The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b)    evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.    The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.    The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002	/s/ PAUL D. DEBBAN Paul D. Debban President

I, L. Camille Fowler, certify that:

        1.    I have reviewed this quarterly report on Form 10-Q of JCC Holding Company.

        2.    Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3.    Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4.    The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a)    designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          b)    evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c)    presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.    The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

          a)    all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.    The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002	/s/ L. CAMILLE FOWLER L. Camille Fowler Vice President-Finance, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.		Description
99.1	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.2	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*
Filed herewith

QuickLinks

JCC HOLDING COMPANY SUPPLEMENT TO THE PROXY STATEMENT DATED NOVEMBER 12, 2002
FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002
APPROVAL OF THE LOUISIANA GAMING CONTROL BOARD
JCC HOLDING COMPANY AND SUBSIDIARIES SEPTEMBER 30, 2002
INDEX
SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
PART I—FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS
JCC HOLDING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2002 AND DECEMBER 31, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
JCC HOLDING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED) (IN THOUSANDS, EXCEPT SHARE DATA)
JCC HOLDING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED) (IN THOUSANDS)
JCC HOLDING COMPANY AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  ITEM 4. DISCLOSURE CONTROLS
PART II—OTHER INFORMATION
  ITEM 1. LEGAL PROCEEDINGS
  ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
  ITEM 5. OTHER INFORMATION
  ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K
SIGNATURES
CERTIFICATIONS